UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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J. Alexander’s Holdings, Inc.

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On June 4, 2019, J. Alexander’s Holdings, Inc. distributed online the following letter to shareholders and posted the letter to https://investor.jalexandersholdings.com:

June 4, 2019

Dear Shareholder:

We recently made available to you proxy materials regarding the J. Alexander’s Annual Meeting of Shareholders scheduled to be held on June 20, 2019. Since that time, it has come to our attention that Ancora Advisors is conducting a withhold vote campaign with respect to the re-election of current Board members Timothy T. Janszen and Ronald B. Maggard, Sr., and is also soliciting votes against the amendments to our Company’s equity incentive plan, which will increase the number of shares of common stock authorized for issuance under the plan and strengthen the alignment of the plan with the interests of our shareholders. Your Board strongly opposes this counter-solicitation by Ancora, and we reject their claims.

WE URGE YOU TO USE THE ENCLOSED WHITE PROXY CARD TO VOTE WITH OUR BOARD’S RECOMMENDATIONS, INCLUDING: (I) “FOR” OUR COMPANY’S HIGHLY QUALIFIED AND EXPERIENCED DIRECTOR NOMINEES: TIMOTHY T. JANSZEN AND RONALD B. MAGGARD, SR.; AND (II) “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2015 EQUITY INCENTIVE PLAN.

IF AT ANY TIME YOU VOTE ON ANCORA’S GOLD PROXY CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. YOUR LATER DATED WHITE PROXY CARD OR YOUR VOTE AT A LATER DATE BY INTERNET OR TELEPHONE WILL REVOKE ANY PRIOR PROXY. ATTENDING THE ANNUAL MEETING WILL NOT REVOKE YOUR PROXY UNLESS YOU SPECIFICALLY REQUEST IT. IT IS YOUR LATEST DATED PROXY THAT COUNTS. IF YOUR SHARES ARE HELD FOR YOU BY A BROKER, BANK OR NOMINEE, YOU MUST CONTACT THE BROKER, BANK OR NOMINEE TO REVOKE A PREVIOUSLY AUTHORIZED PROXY.

As part of its campaign, Ancora has made many inaccurate and misleading statements about our Company, Board and management. While we do not believe it is productive to address every mischaracterization and distortion made by Ancora, we do feel it is very important that shareholders understand the views of our Board and management about the current situation:

•

Ancora’s April 10, 2019 purported proposal to acquire our Company for $11.75 per share is nowhere near a full and fair value for the sale of our Company and seeks to deprive our other shareholders of future stock price appreciation.

•

We are making significant progress on our Company’s strategic and operational plan to deliver significant value to our shareholders. Our Company’s operations, financial results and outlook remain positive, which is not fully reflected in the current stock price.

•	Our Company has a highly qualified and engaged Board that is singularly focused on maximizing shareholder value.

•

The amendments proposed in the Amended and Restated 2015 Equity Incentive Plan are consistent with sound corporate governance practices and necessary to allow our Company to attract and retain key officers, employees and directors.

ANCORA’S PURPORTED PROPOSAL IS NOWHERE NEAR A FULL AND FAIR VALUE FOR THE SALE OF OUR COMPANY

Our Board and senior management regularly evaluate potential transactions relating to our Company’s business, including prospects for alternative financing structures, potential additional restaurant concepts and other uses of capital, all with a view toward maximizing shareholder value. To that end, over the past several years, our Board and management have engaged financial and legal advisors to evaluate bona fide transaction opportunities. After reviewing Ancora’s purported proposal, our Board determined that, for the reasons discussed below, the proposal was neither value-maximizing to shareholders other than Ancora nor bona fide.

Ancora has characterized its proposal as providing a “premium value, certainty and liquidity to shareholders.” In support of this claim, Ancora has stated that the proposed purchase price of $11.75 per share represents a 24% premium to the unaffected share price prior to its Schedule 13D filing on March 12, 2019. What Ancora fails to disclose is that the proposed purchase price is more than 12% lower than the 52-week trading high for J. Alexander’s stock, and nearly 22% lower than the prevailing equity analyst price target for J. Alexander’s. Allowing Ancora to buy our Company at a bargain price in order to reap the benefits of recent substantial investments in new restaurants and the termination of the Black Knight Management Consulting Agreement—each of which our Board believes will substantially benefit our earnings, our Company and our shareholders in the future—would deprive long-term investors of a significant value realization opportunity.

Further, our Board strongly doubts whether Ancora’s proposal is a bona fide offer. In response to Ancora’s purported proposal, our Board expressed concern over the lack of specific or verifiable details regarding Ancora’s planned financing of the proposed transaction. At no time, including during subsequent engagements with J. Alexander’s management, has Ancora attempted to construct a more credible proposal, nor has Ancora taken its proposal directly to our shareholders by pursuing a tender offer through the process available under federal securities laws. In a similar fashion, our Board believes Ancora has not provided a credible explanation as to why it chose not to nominate its own slate of directors to our Board through the process afforded by our bylaws and instead has engaged in its current disruptive campaign without offering any proposed solutions to what it perceives as problems with our Company’s performance and management.

We view Ancora’s spurious proposal and open attack as a publicity attempt intended to bolster Ancora’s future fundraising and line their pockets with fees—actions we view as hardly defensible, especially in light of the SEC’s recent censuring of Ancora in connection with willful violations by Ancora of the SEC’s “pay-to-play” rule in connection with four separate campaign contributions by covered associates of Ancora totaling $46,908 in the aggregate. A copy of the SEC’s order relating to Ancora’s actions can be found at: https://www.sec.gov/litigation/admin/2018/ia-5077.pdf.

Our Board takes its fiduciary duties to all shareholders seriously and will always consider bona fide offers that are in the best interests of all shareholders. However, our Board and management does not believe that $11.75 per share is anywhere near a full and fair price for the sale of our Company, and, while we do not believe Ancora’s proposal is serious, we also do not believe that Ancora should have the opportunity to rob our shareholders of realizing the long-term value of their investment in our Company.

OUR COMPANY’S OPERATIONS, FINANCIAL RESULTS AND OUTLOOK REMAIN POSITIVE, AS DEMONSTRATED BY OUR SUCCESSFUL SAME STORE SALES, CONCEPT EXPANSION AND RECENT TERMINATION OF THE BLACK KNIGHT AGREEMENT

Our business plan has evolved over time to include a collection of restaurants dedicated to providing guests with what we believe to be the highest quality food, highest levels of professional service and a comfortable ambiance. By offering multiple restaurant concepts, J. Alexander’s believes we are best positioned to successfully operate multiple restaurants in the same geographic market, enabling us to leverage overhead as well as become entrenched in the markets in which our restaurants perform at a high level. To that end, J. Alexander’s has successfully converted certain of our J. Alexander’s restaurants to Redlands Grill restaurants in a process that started in 2015, and in 2017 and 2018, J. Alexander’s converted two of our J. Alexander’s restaurants to Lyndhurst Grill and Overland Park Grill, respectively. Further, J. Alexander’s recently announced the opening of a new J. Alexander’s/Grill location in Houston, Texas for 2019. We also announced that in 2020 we will open our first Redlands Grill restaurant that was not part of the conversion process in San Antonio, Texas. These newer concepts enhance our Company’s portfolio of locations which now includes restaurants operating under the names of J. Alexander’s, Stoney River Steakhouse and Grill, Redlands Grill, Overland Park Grill and Lyndhurst Grill.

J. Alexander’s believes that there are significant opportunities to grow these concepts on a nationwide basis in both existing and new markets where we believe we can generate attractive unit economics. Since our Company’s spin-off in 2015, we have opened a total of six new locations, consisting of three new J. Alexander’s restaurants in Raleigh, North Carolina (opened in December 2016), Lexington, Kentucky (opened in March 2017), and King of Prussia, Pennsylvania (opened in April 2018), and three new Stoney River restaurants in Germantown, Tennessee (opened in January 2016), Chapel Hill, North Carolina (opened in February 2017), and Troy, Michigan (opened in October 2018). Additionally, J. Alexander’s has announced the planned opening of a new Redlands Grill restaurant in the first half of 2020 and, as mentioned above, plans to open a new J. Alexander’s/Grill Restaurant in Houston, Texas in the fourth quarter of 2019. Because our restaurants often have a slower ramp up than many other restaurant groups due to our reliance on repeat business of a relatively small group of guests within each market, we will continue to deploy capital in a manner that we believe to be both cautious and prudent—with a focus in the near term on ramping up guest traffic and sales at certain of these newer locations while we continue to evaluate promising opportunities for new restaurant development.

We strive to deliver consistent same store sales across different markets, and our Company believes that we will continue to be able to generate annual same store sales growth on a consistent basis by providing an attractive price/value proposition for our guests through excellent service in an upscale environment. Through the use of menu additions and limited-time featured food and drink offerings, we believe we are able to adapt to changing consumer tastes and incorporate local offerings to reinforce our boutique restaurant feel, and through the use of a program of continuous investment in all of our locations, we believe that we are able to maintain our store images at the highest level. The chart below details quarterly average weekly same store sales growth percentages since 2015.

Average Weekly Same Store Sales Growth Rate
	J. Alexander’s / Grill Restaurants					Stoney River Steakhouse and Grill
	Q1	Q2	Q3	Q4		Q1	Q2	Q3	Q4
2015	6.1%	4.7%	3.0%	1.4%	2015	5.5%	6.0%	5.0%	6.2%
2016	-3.0%	-1.8%	1.4%	1.8%	2016	0.7%	1.8%	1.8%	-1.7%
2017	3.5%	4.4%	1.4%	2.3%	2017	0.4%	2.5%	3.7%	7.3%
2018	0.3%	1.9%	2.6%	0.3%	2018	6.2%	6.2%	5.6%	2.4%
2019	0.3%				2019	2.2%

Our Board and management believe that our Company’s future earnings and cash flows will substantially benefit from two recent events: the completion of substantial investments in new restaurants, as outlined above, and the termination of the Management Consulting Agreement with Black Knight. The Management Consulting Agreement was entered into in connection with the 2015 spin-off, when our Company was controlled by its majority owner, Fidelity National Financial. The 2018 termination enabled our Company to eliminate the significant annual advisory fees for a portion of 2018 and all future periods and to eliminate the associated Black Knight equity incentive profits interest grant without any dilution to our shareholders. In addition to the immediate benefit realized by shareholders as a result of the Black Knight profits interest expiring unexercised, our Board and management believe that shareholders will see additional benefits as the market absorbs the fact that our Company’s earnings will no longer be subject to the expense imposed by the annual advisory fee or the overhang and earnings volatility associated with the Black Knight profits interest.

Ancora purports to present performance and operating results in its soliciting materials, but we have been unable to independently verify these figures. For example, in its definitive proxy statement, Ancora presents a table comparing J. Alexander’s total shareholder returns, or TSR, since our spin-off in 2015 to those of selected peers. Not only have we been unable to verify the figures presented in the table, but we also note that this table contains different calculations than the TSR tables that appear in Ancora’s open letters to our Board, filed with the SEC on April 8, 2019 and April 17, 2019, despite the fact that all three tables appear to compare J. Alexander’s TSR against the same peer group for the same measurement periods. Additionally, Ancora’s definitive proxy statement contains a table illustrating J. Alexander’s purported return on invested capital since our spin-off. This calculation is based on “adjusted operating income,” a non-GAAP financial measure that has not been used by J. Alexander’s in any public disclosure, and which is presented without any explanation of the adjustments to operating income. Further, Ancora’s calculation of net operating profit after taxes, or NOPAT, assumes a constant normalized tax rate of 23.5% for all periods presented, notwithstanding the recent changes in the corporate tax rate (and disregarding the actual income tax expenses and benefits reported by J. Alexander’s in our annual reports on Form 10-K for the periods presented). Without understanding Ancora’s adjustments to operating income or the rationale for the normalized tax rate of 23.5%, J. Alexander’s is not able to evaluate the accuracy of the figures reported, and we have been unable to arrive at the same figures for certain data presented based on our own calculations. We caution shareholders against relying upon any of Ancora’s calculations without independent investigation.

Even if Ancora’s calculations are supportable, we do not believe these metrics are accurate measures of our success since the spin-off. For shorter-term focused investors, we understand that our stock price on any given day is of paramount importance. In that regard, we note that within the last year, our stock has traded as high as $13.40 per share (and closed at $13.20 per share) on September 21, 2018. Regarding return on invested capital, as noted above, J. Alexander’s has invested considerably in its new restaurants that often have longer ramp up times relative to other restaurant groups, and we believe the returns on these investments have yet to be realized. Rather than focus only on short-term results, our Board remains focused on executing on our business plan and delivering results to our long-term investors.

We believe our operational excellence, financial stability and successful history of growing sales, coupled with the termination of the Management Consulting Agreement, will reward our shareholders in the long term.

OUR COMPANY HAS A HIGHLY QUALIFIED AND ENGAGED BOARD

J. Alexander’s has a strong, engaged Board with active participation of its independent directors. The two Class I nominees, Mr. Janszen and Mr. Maggard, are both independent directors.

Mr. Janszen is Chief Executive Officer of Newport Global Advisors LLC, which advises the fund that is our Company’s largest shareholder. The Newport fund beneficially owns 1,657,991 shares, more than 11% of the outstanding common stock of J. Alexander’s. In his role representing our largest shareholder, Mr. Janszen’s interests are particularly aligned with those of the other shareholders of J. Alexander’s, including with respect to matters such as long-term value, capital allocation and strategic direction. Newport has invested in a number of restaurant concepts, including Stoney River prior to our Company’s acquiring the Stoney River concept. As a member of our Board, Mr. Janszen contributes strategic, financial and capital markets expertise and management experience gained through his career with investment advisory firms and service on the board of directors of several private companies in the restaurant and hospitality space.

Mr. Maggard co-founded Maggard Enterprises, Inc., a former franchisee of Long John Silver’s and A&W restaurants, in 1970 and has been its Chairman of the Board and President since 1972. He was a franchisee of quick-service restaurants for over 30 years. Mr. Maggard served as a director of Santa Barbara Restaurant Group and former Chairman of Checkers Drive-In Restaurants, Inc., until 2002 and a former director of Carl Karcher Enterprises from 2003 to 2004. As a member of our Board, Mr. Maggard contributes his extensive experience in restaurant operations.

Together, Mr. Janszen and Mr. Maggard bring to our Board over 60 years of experience as restaurant investors. Our other Board members have leadership experience in executive management, accounting, finance, technology and other disciplines, which provides critical support to our Board and Board committee functions. A total of four of our six directors are independent, including our Lead Independent Director, Mr. Frank Martire, who facilitates our Board’s independent oversight of management and leads our Board’s consideration of key corporate governance matters. Each of our Board committees is composed solely of independent directors, which enables our Company to meet independence standards and promotes shareholder-focused committee function. Our seasoned Board is well qualified to oversee our Company’s operations and to grow shareholder value.

We believe Ancora’s persistent focus on our Board’s independence with respect to the terminated transaction with 99 Restaurants to be inappropriate. As we have previously disclosed, our Board recognized the inherent risk of potential conflicts of interest with respect to the transaction with 99 Restaurants and our Board specifically negotiated to ensure the completion of the transaction was contingent on the approval of our disinterested shareholders. When our disinterested shareholders chose not to approve the transaction, our Board immediately terminated the transaction. Ancora’s misguided attacks are inconsistent with our Board’s commitment to the best interests of our shareholders.

THE PROPOSED AMENDMENTS TO THE EQUITY PLAN ARE CONSISTENT WITH SOUND CORPORATE GOVERNANCE PRACTICES AND NECESSARY TO ATTRACT AND RETAIN KEY OFFICERS, EMPLOYEES AND DIRECTORS

In addition to the increase in the shares authorized for issuance under the plan, discussed in more detail below, we believe that the revisions contained in the Amended and Restated 2015 Equity Incentive Plan are consistent with sound corporate governance practices and will strengthen the alignment of the plan with the interests of our shareholders. These revisions are discussed in greater detail on page 33 of our definitive proxy statement on Schedule 14A, filed with the SEC on May 10, 2019. Additionally, our Board views the request in shares authorized for issuance under the plan—which would be sufficient to allow J. Alexander’s to make equity grants through the 2021 fiscal year (assuming J. Alexander’s continues to grant awards consistent with its historical usage and expected practices)—as representing a modest increase necessary to obtain our objectives of attraction and retention of key officers, employees and directors. If the Amended and Restated 2015 Equity Incentive Plan is not approved by our shareholders, J. Alexander’s will only have 4,250 shares remaining available for grant under the plan—an amount that is wholly inadequate to allow J. Alexander’s to grant equity incentive awards consistent with historical practice for even the current fiscal year. The increase of authorized shares is needed so that J. Alexander’s may continue to grant equity incentive awards under the plan, thereby further aligning the interests of our key officers, employees and directors with those of our shareholders. Ancora’s stated opposition to the Amended and Restated 2015 Equity Incentive Plan is that the increase in shares authorized for issuance under the plan will result in excessive dilution, and that our Board and management should be required to request share increases from shareholders on a more frequent basis so they will be held accountable for decisions on equity award grants. J. Alexander’s believes that the request to provide approval for three years of equity award grants, based on past practices and expected future usage, is a reasonable request in-line with sound corporate governance practices and believes that proposing equity plan amendments on a more frequent basis would be an unneeded and costly burden for J. Alexander’s and our shareholders.

OUR BOARD UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” EACH OF THE NOMINEES ON THE ENCLOSED WHITE PROXY CARD, “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2015 EQUITY INCENTIVE PLAN AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. PROXIES SOLICITED BY OUR BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS OTHERWISE SPECIFY IN THEIR PROPERLY EXECUTED PROXIES.

YOU CAN VOTE YOUR SHARES BY SIGNING AND DATING THE WHITE PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID RETURN ENVELOPE. YOU MAY ALSO VOTE BY INTERNET OR TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE WHITE PROXY CARD. IF YOUR SHARES ARE HELD THROUGH A BROKER, BANK OR NOMINEE, YOU MUST PROVIDE VOTING INSTRUCTIONS TO THE BROKER, BANK OR NOMINEE ON HOW TO VOTE YOUR SHARES.

YOUR VOTE IS VERY IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE REQUEST THAT YOU READ THE PROXY STATEMENT AND VOTE YOUR SHARES AS SOON AS POSSIBLE.

On behalf of our Board and management team, thank you for your continued support.

Very truly yours,

Lonnie J. Stout II Executive Chairman of the Board of Directors	Mark A. Parkey President and Chief Executive Officer

If you have questions, or need assistance in voting your shares, please call:

(866) 295-4321

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on June 20, 2019: The Notice, the Proxy Statement (including all supplements and amendments thereto), and Annual Report are available at www.proxyvote.com.

About J. Alexander’s Holdings, Inc.

J. Alexander’s Holdings, Inc. is a collection of restaurants that focus on providing high quality food, outstanding professional service and an attractive ambiance. Our Company presently operates 46 restaurants in 16 states. Our Company has its headquarters in Nashville, Tennessee. For additional information, visit www.jalexandersholdings.com.

Forward-Looking Statements

This communication contains forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including our Company’s ability to maintain satisfactory guest count levels and maintain or increase sales and operating margins in its restaurants under varying economic conditions; the number and timing of new restaurant openings and our Company’s ability to operate them profitably; the effect of higher commodity prices, unemployment and other economic factors on consumer demand; increases in food input costs or product shortages and our Company’s response to them; competition within the casual dining industry and within the markets in which our restaurants are located; adverse weather conditions in regions in which our Company’s restaurants are located; factors that are under the control of third parties, including government agencies; as well as other risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of our Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2019, as amended on April 29, 2019, and subsequent filings. Our Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the solicitation of proxies for our Company’s 2019 annual meeting of shareholders, our Company has filed with the SEC a definitive proxy statement and an accompanying proxy card on Schedule 14A on May 10, 2019, which were made available to our Company’s shareholders on or about May 10, 2019. SHAREHOLDERS OF OUR COMPANY ARE STRONGLY URGED TO READ THE DEFINITIVE PROXY STATEMENT (AS SUPPLEMENTED AND REVISED ON MAY 10, 2019 AND MAY 23, 2019) AND ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the definitive proxy statement (including all supplements and amendments thereto) and other filings containing information about our Company at the SEC’s website at www.sec.gov. The definitive proxy statement (including all supplements and amendments thereto) and the other filings may also be obtained free of charge at our Company’s “Investor Relations” website at investor.jalexandersholdings.com under the tab “More” and then under the tab “SEC Filings.”

Participants in the Solicitation

Our Company, its directors, and its executive officers, under the SEC’s rules, may be deemed to be participants in the solicitation of proxies of our Company’s shareholders in connection with the matters to be considered at our Company’s 2019 annual meeting. Information regarding the persons who may, under the SEC’s rules, be considered participants in the solicitation of Company shareholders in connection with our Company’s 2019 annual meeting, and their direct and indirect interests, by security holdings or otherwise, which may be different from those of our Company’s shareholders generally, are set forth in the definitive proxy statement (as supplemented and amended) and accompanying proxy card for our Company’s 2019 annual meeting of shareholders, as filed with the SEC on Schedule 14A on May 10, 2019, as supplemented and revised on May 10, 2019 and May 23, 2019, and any other relevant solicitation materials filed by our Company with the SEC in connection with the 2019 annual meeting. Free copies of these documents may be obtained as described in the preceding paragraph.